Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary historical financial data” and “Experts” and in the Registration Statement (Form S-4 No. 333-            ) and related Prospectus of K2 Inc. for the registration of $200,000,000 of 7.375% Senior Notes due July 1, 2014 and to the incorporation by reference therein of our report dated February 15, 2004, with respect to the consolidated financial statements and schedule of K2 Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

November 30, 2004